Private & Confidential

Edgar Huber

17 March 2020

Dear Edgar,

Exceptional Retention bonus

As President, Americas APAC, your role is critical to deliver our plans and targets and to achieve the next steps of our transformation agenda. Your constant personal effort and your strong commitment to the Company are extremely valuable to us.

I am counting on you to be fully engaged in this challenging journey. Therefore I am very pleased to inform you that if you are still an active employee of Coty on June 30th, 2021 (i.e. not having resigned at this date nor having been terminated for cause) you will be eligible to receive an exceptional bonus amounting to a gross amount of your annual base salary.

This bonus is purely discretionary and is not intended to set a precedent for future years. it will be paid in July 2021, subject to all statutory obligations and tax withholdings.

This retention incentive is contingent upon you continuing to make your best efforts to the business and achieving the objectives outlined for you during this timeframe.

For the avoidance of doubt, ‘best efforts’ means :
–Demonstrating 100% commitment to the business
–Demonstrating the same level of performance as compared to before you received this retention offer (no performance drop-off)
–Demonstrating Coty values in your own behaviour
–Delivering projects on time and with the same rigor as demonstrated today
–100% focus on the tasks at hand.
–
All other terms of your existing employment with Coty remain unchanged.
Looking forward to receiving your formal acceptance by signature of this letter.

Yours sincerely
/s/ Pierre Laubies
_________________________

Pierre Laubies
Chief Executive Officer

/s/ Edgar Huber

Edgar Huber